UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 7, 2012

GULFPORT ENERGY CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	000-19514	73-1521290
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

14313 North May Avenue Suite 100 Oklahoma City, OK		73134
(Address of principal executive offices)		(Zip code)
(405) 848-8807 (Registrant’s telephone number, including area code) Not Applicable (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01. Entry into a Material Definitive Agreement.

On May 7, 2012, Gulfport Energy Corporation (“Gulfport”) entered into a Contribution Agreement (the “Contribution Agreement”) with Diamondback Energy, Inc. (“Diamondback”). Diamondback was incorporated on December 30, 2011 for purposes of undertaking an initial public offering (“Diamondback IPO”) of its common stock, par value $0.01 per share (the “Common Stock”), pursuant to a Registration Statement on Form S-1 (Registration No. 333-179502) initially filed with the Securities and Exchange Commission on February 13, 2012. Diamondback has not conducted and will not conduct any material operations prior to the transactions described below. Prior to the completion of the Diamondback IPO, Diamondback will acquire all the outstanding equity interests in Windsor Permian LLC (“Windsor Permian”), which as of March 31, 2012, owned and operated approximately 30,025 net acres of oil and gas interests in the Permian Basin in West Texas.

Under the terms of the Contribution Agreement, Gulfport agreed to contribute to Diamondback, prior to the closing of the Diamondback IPO, all of its oil and gas interests in the Permian Basin in exchange for (i) shares of Common Stock representing 35% of Diamondback’s outstanding Common Stock immediately prior to the closing of the Diamondback IPO and (ii) $63,590,050.00 in the form of a non-interest bearing promissory note, which will be repaid in full upon the closing of the Diamondback IPO with a portion of the net proceeds from that offering. The aggregate consideration payable to Gulfport is subject to a post-closing cash adjustment based on changes in Windsor Permian’s working capital, long-term debt and other items referred to in the Contribution Agreement as of the date of the contribution. Windsor Permian is the operator of the acreage to be contributed by Gulfport. Gulfport’s obligation to make this contribution is contingent upon, among other things, the contribution to Diamondback of all the outstanding equity interests in Windsor Permian by DB Energy Holdings LLC (“DB Holdings”), Gulfport’s satisfaction with the terms of the Diamondback IPO and customary closing conditions. Under the contribution agreement, Gulfport is generally responsible for all liabilities and obligations with respect to the contributed properties arising prior to the contribution and Diamondback is responsible for such liabilities and obligations arising after the contribution.

In connection with the contribution, Gulfport and Diamondback will enter into an Investor Rights Agreement in which Gulfport will have the right, for so long as Gulfport beneficially owns more than 10% of Diamondback’s outstanding Common Stock, to designate one individual as a nominee to serve on Diamondback’s board of directors. Such nominee, if elected to Diamondback’s board, will also serve on each committee of the board so long as he or she satisfies the independence and other requirements for service on the applicable committee of the board. So long as Gulfport has the right to designate a nominee to Diamondback’s board and there is no Gulfport nominee actually serving as a Diamondback director, Gulfport shall have the right to appoint one individual as an advisor to the board who shall be entitled to attend board and committee meetings. Gulfport will also be entitled to certain information rights and Diamondback will grant Gulfport certain demand and “piggyback” registration rights obligating Diamondback to register with the SEC any shares of Common Stock owned by Gulfport.

The preceding descriptions of the Contribution Agreement and the Investor Rights Agreement are qualified in their entirety by reference to the full text of such agreements, copies of which are attached as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Diamondback, Windsor Permian and DB Holdings are entities controlled by Wexford Capital LP (“Wexford”). Charles E. Davidson, the Chairman and Chief Investment Officer of Wexford, beneficially owned approximately 9.5% of Gulfport’s outstanding common stock as of March 13, 2012. Mike Liddell, Gulfport’s Chairman of the Board and a director of Gulfport, currently serves as the operating member and chairman of Windsor Permian and has an interest in DB Holdings. A special committee of the Board of Directors consisting solely of independent directors negotiated and approved this transaction on behalf of Gulfport.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits

Number	Exhibit

10.1	Contribution Agreement, dated May 7, 2012, by and between Gulfport Energy Corporation and Diamondback Energy, Inc.

10.2	Form of Investor Rights Agreement by and between Diamondback Energy, Inc. and Gulfport Energy Corporation.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GULFPORT ENERGY CORPORATION

Date: May 7, 2012	By:	/s/ MICHAEL G. MOORE
Michael G. Moore Chief Financial Officer

Exhibit Index

Number	Exhibit

10.1	Contribution Agreement, dated May 7, 2012, by and between Gulfport Energy Corporation and Diamondback Energy, Inc.

10.2	Form of Investor Rights Agreement by and between Diamondback Energy, Inc. and Gulfport Energy Corporation.